Exhibit 99.2

RISK FACTORS

Before purchasing the notes, you should carefully consider the following risk factors in conjunction with the other information contained in this offering memorandum, including the financial statements in our Annual Report on Form 10-K for the year ended September 30, 2002 and in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this offering memorandum and presented elsewhere by our management from time to time. See “Forward-Looking Statements.”

Risks Related to Our Business

We will depend on the success of trospium.

Our future success will depend in large part on the success of trospium. There are many risks associated with the successful approval, manufacturing and commercialization of trospium.

•	Regulatory risks

On April 28, 2003, we submitted an NDA for trospium with the FDA and on June 27, 2003 the FDA accepted the NDA for filing. We would be materially adversely affected if we are unable to obtain FDA approval for trospium or if the FDA should require additional testing prior to FDA approval. In addition, the FDA may impose post-marketing or other regulatory requirements after approval, which could have an adverse affect on the commercialization of trospium. In addition, although trospium has thus far demonstrated an acceptable safety profile in clinical trials, there can be no assurance that the safety profile of the drug would not change when taken in future trials or by a larger population of users.

•	Risks related to the commercialization of trospium

Even if we receive FDA approval for trospium, we do not have the necessary sales and marketing capability or financial resources to market trospium. Although we have been in discussions regarding a variety of strategic transactions and collaborative arrangements, we would be materially adversely affected if we were unable to find a corporate partner on acceptable terms or at all. We will be highly dependent on any strategic or collaborative partner for the commercialization of trospium and we, in combination or collaboration with any partner, may not be successful in commercializing trospium. We would be materially adversely affected if trospium did not achieve or maintain market acceptance. We will also be dependent on Madaus AG (“Madaus”), the licensor of trospium to us and the current manufacturer of trospium, to manufacture trospium for us. We are working with Madaus to achieve compliance with FDA requirements for manufacturers of drugs sold in the United States. If Madaus were unable to achieve or maintain compliance, we would need to seek alternative sources of supply, which could delay the commercialization or create disruptions in the supply of trospium. Our pending NDA relates to an immediate release, twice-a-day formulation of trospium. We have entered into an agreement with Shire to develop an extended release, once-a-day formulation of trospium. If efforts to develop a once-a-day formulation are unsuccessful, we will rely on sales solely from the twice-a-day formulation which may suffer from generic penetration after the expiration of any market exclusivity period and from competition with once-a-day formulations of competing products.

•	Risks related to competition in the overactive bladder market

Competition in the overactive bladder market is intense and expected to increase. Trospium may not compete successfully with current drug therapies for overactive bladder or with new drugs which may reach the market in the future. Trospium will compete with drugs from large, multinational companies who have substantially greater marketing and financial resources and experience than us. Trospium will compete with other therapies for overactive bladder, including anticholinergics currently on the market. In addition, antimuscaranic and antispasmodics for overactive bladder are the subject of testing or commercialization efforts by other companies, including certain treatments for which NDAs have already been filed. No assurance can be given that trospium, if approved by the FDA, will be able to compete successfully against existing or new products. In addition, our ability to compete with existing or new products will also be affected by labeling that may be approved by the FDA.

•	Lack of Patent Protection

Our license for trospium does not include any patents that we expect to use in commercializing the product. Assuming FDA approval for trospium is obtained, our ability to successfully commercialize trospium in the United States will depend on the availability of market exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, which is commonly known as the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company which does not have a patent on a compound may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. If we receive favorable treatment under the Waxman-Hatch Act for trospium, we may obtain market exclusivity for a period of five years from the date of FDA approval. The marketing of trospium could be materially adversely affected if market exclusivity is not available to us or if the period of market exclusivity is shortened. We expect to seek patent protection for an extended release, once-a-day formulation of trospium. If we were unable to obtain a patent on such formulation we would have to rely solely on market exclusivity for this formulation.

Our products are early stage and may not be successful or achieve market acceptance.

In addition to trospium, we currently have five other compounds which are in various stages of development and have not been approved by the FDA. These product candidates are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise may fail to receive necessary regulatory clearances. We are unable to predict whether any of these other product candidates will receive regulatory clearances or be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products are long and uncertain. Even if these other product candidates receive regulatory clearance, our products may not achieve or maintain market acceptance.

We rely on the favorable outcome of clinical trials of our product candidates.

Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we are developing, we or our licensees must demonstrate that the product is safe and efficacious for use in each target indication. The process of obtaining FDA and other regulatory approvals is lengthy and expensive. If clinical trials do not demonstrate the safety and efficacy of certain products under development, we will be materially adversely affected. The results of pre-clinical studies and early clinical trials may not predict results that will be obtained in large-scale testing or use. Clinical trials of products we are developing may not demonstrate the safety and efficacy of such products. Regardless of clinical trial results, the FDA may not approve marketing of the product. The costs to obtain regulatory approvals could be considerable and the failure to obtain, or delays in obtaining, regulatory approval could have a significant negative effect on our business performance and financial results. Even if pre-market approval of a product is obtained, the FDA is authorized to impose post-marketing requirements. A number of companies in the pharmaceutical industry, including our company, have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. For example, while there have been three Phase II clinical trials of pagoclone that demonstrated statistically significant efficacy, two in panic disorder and one in GAD, other trials have failed to demonstrate statistically significant efficacy, prompting Pfizer Inc. (“Pfizer”) to elect not to pursue further development of the compound and to return to us exclusive, worldwide development and commercialization rights to pagoclone.

We will rely on third parties to commercialize and manufacture our products.

We do not have necessary sales and marketing capabilities to market our products. Substantial additional funds will be required to complete development and commercialization of our products and, accordingly, we seek corporate partnerships for the manufacture and commercialization of our products. We may not be successful in finding corporate partners and the terms of any such arrangements may not be favorable to us or our security holders. If we are unable to obtain any such corporate partners, development of our product candidates could be delayed or curtailed, which could materially adversely affect our operations and financial condition.

Any collaborative partners may not be successful in commercializing our products or may terminate their collaborative agreements with us. If we obtain any collaborative arrangements, we will depend on the efforts of these collaborative partners and we will have limited or no control over the development, manufacture and commercialization of the products subject to the collaboration. If certain of our collaborative partners terminate the related agreements or fail to develop, manufacture or commercialize products, we would be materially adversely affected. Because we will generally retain a royalty interest in sales of products licensed to third parties, our revenues may be less than if we marketed products directly.

We currently contract with third parties for all of our manufacturing needs and do not manufacture any of our own products or product candidates. Certain of our requirements for supplies or clinical compounds are filled by purchase orders on an as-requested basis and are not the subject of long-term contracts. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of these products or product candidates on reasonable terms or at all. Any manufacturing facilities for any of our compounds are subject to FDA inspection both before and after NDA approval to determine compliance with U.S. current Good Manufacturing Practices, so-called “cGMP”, requirements. Facilities used to produce our compounds may not have complied, or may not be able to maintain compliance, with U.S. cGMP. The U.S. cGMP regulations are complex and failure to be in compliance could lead to non-approval or delayed approval of an NDA. This would delay product launch or, if approval is obtained, may result in remedial action, penalties and delays in production of material acceptable to the FDA.

Our failure to acquire and develop additional product candidates will impair our ability to grow.

We do not conduct our own research to discover new drug compounds. Instead, we depend on the licensing of compounds from others for development. Therefore, in order to grow, we must continue to acquire and develop additional compounds. The success of this strategy depends upon our ability to identify, select and acquire compounds that meet the criteria we have established. Identifying suitable compounds is a lengthy, complex and uncertain process. In addition, we compete with other companies with substantially greater financial, marketing and sales resources, for the acquisition of compounds. We may not be able to acquire the rights to additional compounds on terms we find acceptable or at all.

We need additional funds in the future.

Our existing cash resources together with the proceeds from this offering will be insufficient to commercialize trospium or any of our other product candidates on our own. In addition, we continue to expend substantial funds for product development activities, research and development, pre-clinical and clinical testing, operating expenses, regulatory approval, licensing and other strategic relationships, manufacturing and marketing. These amounts have increased since our filing of the NDA for trospium in April 2003. In fiscal 2002, net cash used in operating activities was $14,609,000 and during fiscal 2003 such amount was $7,677,000 for the six months ended March 31, 2003. We expect that net cash used in operating activities will continue to increase significantly as we continue to fund our development activities including the development of trospium. We will be seeking a strategic or collaborative partner to commercialize trospium but may also seek additional funding through other corporate collaborations, strategic combinations or public or private equity and debt financing options. Any such corporate collaboration, strategic combination or financial transactions could result in material changes to the capitalization, operations, management and prospects for our business and no assurance can be given that the terms of a strategic transaction would be favorable to Indevus or our security holders. If we raise additional funds by issuing equity securities, existing stockholders will be diluted and future investors may be granted rights superior to those of existing stockholders. There can be no assurance that additional financing will be available on terms acceptable to us or at all. If we sell securities in a private offering, we may have to sell such shares at a discount from the market price of our stock which could have a depressive effect on our stock price. In addition, future resales of shares in the public market sold in a private offering could negatively affect our stock price.

Our cash requirements and cash resources will vary significantly depending upon the following principal factors:

•	our ability to receive FDA approval for trospium and successfully commercialize trospium and the nature of any strategic combination, collaboration or funding source regarding the commercialization of trospium;

•	the progress of research and development programs;

•	costs and results of pre-clinical and clinical testing;

•	the timing and cost of obtaining regulatory approvals; and

•	whether we are successful in either in-licensing or out-licensing products.

As a result of the uncertainties and costs associated with business development activities, market conditions and other factors generally affecting our ability to raise additional funds, we may not be able to obtain sufficient additional funds to satisfy cash requirements in the future or may be required to obtain financing on terms that are not favorable to us. We may have to curtail our operations or delay development of our products.

We have a history of losses and expect losses to continue.

Other than in fiscal 2000, we have incurred substantial net losses over the past five fiscal years including net losses of approximately $70,000,000, $38,000,000, $1,500,000 and $18,000,000 for fiscal years 1998, 1999, 2001, and 2002, respectively. During fiscal year 2003, we have experienced a net loss of approximately $8,000,000 for the six months ended March 31, 2003 and expect to experience increased quarterly net losses and use of cash through the end of our fiscal year, primarily as a result of continued development and pre-marketing costs for trospium.

Through March 31, 2003, we had accumulated net losses since inception of approximately $277,000,000. We continue to experience losses and to use substantial amounts of cash in operating activities. We will be required to conduct significant development and clinical testing activities for the products we are developing and these activities are expected to result in continued operating losses and use of cash for the foreseeable future. We cannot predict the extent of future losses or the time required to achieve profitability.

We may not be profitable in the future.

We may never achieve or sustain profitability in the future. We expect to continue to experience fluctuations in revenue as a result of the timing of regulatory filings or approvals, product launches, license fees, royalties, product shipments, and milestone payments.

The outcome of the Redux litigation could materially harm us.

On September 15, 1997, we announced a market withdrawal of our first commercial prescription product, the weight loss medication Redux which had been launched by American Home Products (“AHP”), now Wyeth, our licensee, in June 1996. Following the withdrawal, we have been named, together with other pharmaceutical companies, as a defendant in approximately 3,200 product liability legal actions, some of which purport to be class actions, in federal and state courts involving the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect our business. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions have had, and may continue to have, an adverse effect on the market price of our common stock and on our ability to obtain corporate collaborations or additional financing to satisfy cash requirements, to retain and attract qualified personnel, to develop and commercialize products on a timely and adequate basis, to acquire rights to additional products, and to obtain product liability insurance for other products at costs acceptable to us, or at all, any or all of which may materially adversely affect our business, financial condition and results of operations.

On May 30, 2001, we entered into an indemnity and release agreement with AHP, now Wyeth, which provides for indemnification of Redux-related claims brought by plaintiffs who have elected not to stay in the AHP national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension, a serious disease involving the blood vessels in the lungs. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement our existing product liability insurance. However, uninsured or insufficiently insured Redux-related claims or Redux-related claims which are not covered by the AHP indemnity and release agreement may arise. Any such claims, if successful, could have a material adverse effect on our business, results of operations and financial condition. We are unable to predict whether the existence of such litigation may adversely affect our business.

We have limited patent protection on some of our products.

Our future success will depend to a significant extent on our ability to:

•	obtain and enforce patent protection on our products and technologies;

•	maintain trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

Our patents may not afford any competitive advantages and may be challenged or circumvented by third parties. Further, patents may not issue on pending patent applications. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

Our license for trospium, a compound under development for treatment of overactive bladder, does not include any patents that we expect to use in commercializing the product.

Our licensed U.S. patent covering the administration of citicoline to treat patients afflicted with conditions associated with the inadequate release of brain acetylcholine expires in 2003. This patent, along with the additional patents issued to us relating to citicoline, may not afford protection against competitors of citicoline to treat ischemic stroke.

Our business may be materially adversely affected if we fail to obtain and retain needed patents, licenses or proprietary information. Others may independently develop similar products. Furthermore, litigation may be necessary:

•	to enforce any of our patents;

•	to determine the scope and validity of the patent rights of others; or

•	in response to legal action against us claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The outcome of any litigation may be uncertain. Any litigation may also result in significant use of management and financial resources.

To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals will not necessarily become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We may depend on market exclusivity for certain of our products.

Assuming regulatory approvals are obtained, our ability to commercialize successfully certain drugs may depend on the availability of market exclusivity or patent extension under the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company which does not have a patent on a compound may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. The period of market exclusivity under the Waxman-Hatch Act is considerably shorter than the exclusivity period afforded by patent protection, which, in the case of some patents, may last up to twenty years.

Our products may be unable to compete successfully with other products.

Competition from other pharmaceutical companies is intense and is expected to increase. We are aware of existing products and of products under development by our competitors that address diseases we are targeting and competitors have developed or are developing products or technologies that are, or may compete with our products.

Many of the other companies who market or are expected to market competitive drugs or other products are large, multinational companies who have substantially greater marketing and financial resources and experience than us. We may not be able to develop products that are more effective or achieve greater market acceptance than competitive products. In addition, our competitors may develop products that are safer or more effective or less expensive than those we are developing or that would render our products less competitive or obsolete. As a result, our products may not be able to compete successfully. In addition, royalties payable to us under certain conditions may be reduced or eliminated if there is generic competition.

Many companies in the pharmaceutical industry also have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights and establishing collaborative agreements for the development and commercialization of our products.

We could be materially harmed if our agreements were terminated.

Our agreements with licensors and licensees generally provide the other party with rights to terminate the agreement, in whole or in part, under certain circumstances. Many of our agreements require us to diligently pursue development of the underlying product or risk loss of the license or incur penalties. Depending upon the importance to us of the product that is subject to any such agreement, this could materially adversely affect our business. In particular, termination of our agreement with Madaus, under which we license trospium, or our agreement with Aventis, S.A. (“Aventis”), under which we license pagoclone, could substantially reduce the likelihood of successful commercialization of our product candidates which would materially harm us. The agreements with Madaus or Aventis may be terminated by either of them if we are in material breach of our agreement with them or if we become insolvent or file for bankruptcy protection.

We depend upon key personnel and consultants.

We have a small number of employees and are dependent on certain executive officers and scientific personnel, including Glenn L. Cooper, our chief executive officer, Mark S. Butler, our chief administrative officer and general counsel, Michael W. Rogers, our chief financial officer and Bobby W. Sandage, Jr., our chief scientific officer. Our business would be adversely affected by the loss of certain of these individuals. In addition, we rely on the assistance of independent consultants to design and supervise clinical trials and prepare FDA submissions.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any qualified employees, or an inability to attract, retain and motivate highly skilled employees, could adversely affect our business and prospects. We may not be able to attract additional qualified employees or retain our existing personnel.

We have product liability exposure and insurance uncertainties related to our products.

The use of products in clinical trials and the marketing of products may expose us to substantial product liability claims and adverse publicity. Certain of our agreements require us to obtain specified levels of insurance coverage, naming the other party as an additional insured. We currently maintain product liability and clinical trial insurance in the amount of $20,000,000. This insurance covers our clinical trials and our currently marketed product, Sarafem. We will need to obtain additional coverage for products that may be marketed in the future, including trospium. We may not be able to maintain or obtain insurance coverage, or to obtain insurance in amounts sufficient to protect us or other named parties against liability, at a reasonable cost, or at all. In addition, any insurance obtained may not cover any particular liability claim. We have indemnified certain licensors and licensees and may be required to indemnify additional licensors or licensees against product liability claims incurred by them as a result of products we develop or market. If uninsured or insufficiently insured product liability claims arise, or if a successful indemnification claim was made against us, our business and financial condition could be materially adversely affected. In addition, any payments made by us in connection with product liability litigation could result in significant charges to operations and would materially adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock and the Notes

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 5,000,000 shares of preferred stock, 244,425 of which are currently issued and outstanding. In addition, vesting of shares of our common stock subject to stock awards under our 1997 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of the Company, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of the Company and, accordingly, could adversely affect the price of our common stock. Also, our license agreement for citicoline contains change of control provisions that may have the effect of discouraging or delaying a change of control of the Company.

We have never paid any dividends on our common stock.

We have not paid any cash dividends on our common stock since inception and do not expect to do so in the foreseeable future. Any dividends on our common stock will be subject to the preferential cumulative annual dividend of $0.1253 per share and $1.00 per share payable on our outstanding Series B preferred stock and Series C preferred stock, respectively, held by Wyeth and dividends payable on any other preferred stock we may issue.

If we pay cash dividends on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, and an adjustment to the conversion price results, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. See “United States Federal Income Tax Consequences — Constructive Dividends.”

The price for our securities is volatile.

The market price for our securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our securities. Factors which may affect the market price for our securities include:

•	results of clinical studies and regulatory reviews;

•	partnerships, corporate collaborations, and strategic corporate transactions;

•	announcements by our corporate collaboration partners concerning our products, about which we generally have very limited control, if any, over the timing or content;

•	changes in the levels we spend to develop, acquire or license new compounds;

•	market conditions in the pharmaceutical and biotechnology industries;

•	competitive products;

•	sales or the possibility of sales of our common stock or other financings;

•	our results of operations and financial condition including variability in quarterly operating results due to timing and recognition of revenue, receipt of licensing, milestone and royalty payments, and regulatory progress and delays;

•	proprietary rights;

•	Redux-related litigation developments;

•	public concern as to the safety or commercial value of our products; and

•	general economic conditions.

The high and low sales prices of our common stock as reported by Nasdaq Stock Market were: $6.25 and $1.12 for fiscal 1999, $8.75 and $1.34 for fiscal 2000, $10.00 and $1.16 for fiscal 2001 and $12.83 and $0.85 for fiscal 2002, $6.85 and $1.32 for fiscal 2003 through July 2, 2003. Our common stock is subject to delisting if our stock price drops below the bid price of $1.00 per share. If we were to fail to meet any of the continued listing requirements for the Nasdaq Stock Market, our common stock could be delisted from the Nasdaq Stock Market, the effects of which could include limited release of a market price of our common stock and limited news coverage and could result in an adverse effect on the market for our common stock.

The stock markets also experience significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock.

The price for our common stock could be negatively affected if we issue additional shares or if third parties exercise registration rights.

As of June 30, 2003, we had 46,937,193 shares of common stock outstanding. Substantially all of these shares are eligible for sale without restriction. In addition, Wyeth has the right, under certain circumstances, to require us to register for public sale 622,222 shares of common stock issuable to it upon conversion of the Series B and C preferred stock it owns. We have outstanding registration statements on Form S-3 relating to the resale of our shares of common stock and on Form S-8 relating to shares issuable under our 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan and 2000 Stock Option Plan. The possibility of sales of such shares, private sales of securities or the possibility of resale of such shares in the public market may adversely affect the market price of our common stock.

Our stockholders could be diluted if we issue our shares subject to options, warrants, stock awards or other arrangements.

As of June 30, 2003, we had reserved the following shares of our common stock for issuance:

•	10,567,168 shares issuable upon exercise of outstanding options and warrants, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option and warrant holders if we issue additional securities below certain prices;

•	622,222 shares upon conversion of preferred stock owned by Wyeth, subject to anti-dilution provisions; and

•	512,274 shares reserved for grant and issuance under our stock option plans, stock purchase plan and equity incentive plan.

We may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of our common stock will be diluted.

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid any future secured indebtedness.

The notes will be unsecured and will be effectively subordinated in right of payment to any future secured indebtedness that we may incur to the extent of the value of the pledged assets. If some or all of our assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we may be unable to fulfill our obligations to offer to repurchase the notes upon a change of control.

The notes will effectively be subordinated to the debt of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claim of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

The notes comprise a new issue of securities for which there is currently no public market. The notes will be eligible for trading in The PORTAL Market. However, we do not intend to list the notes on any national securities exchange or automated quotation system. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. The initial purchasers have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market activity at any time without notice. As a result, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act. Unless and until the notes and underlying common stock are registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws.

Resales of the notes and the shares of our common stock issuable upon conversion are restricted.

The notes and the shares of our common stock for which the notes may be converted have not been registered under the Securities Act or any state securities laws. Thus, unless they are registered, the notes and the shares issuable upon conversion may not be offered or sold except pursuant to an exemption from registration under the Securities Act and applicable state laws or in a transaction not subject to such laws. Although we are required to use our reasonable best efforts to register the resale by the holders of the notes and the shares of our common stock issuable upon conversion of the notes, registration may not be available to holders at all times and selling holders may, under current law, have a limited number of methods available for reselling the notes or shares of our common stock.

Increased leverage as a result of this offering may harm our financial condition and results of operations.

At March 31, 2003, we would have had $50,000,000 of outstanding debt as reflected in our balance sheet, after giving effect to this offering (assuming no exercise of the initial purchasers’ option to purchase additional notes). We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets; or

•	to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management’s application of the proceeds on our behalf. Therefore, we may not be able to use the proceeds to invest in the growth of our business. In addition, the proceeds of this offering may not generate a favorable return for us.

The notes will not contain restrictive covenants, and there is limited protection in the event of a change in control.

The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of Notes—Repurchase at Option of Holders Upon a Change of Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control. In addition, should a “change of control” occur, no assurance can be given that we will have sufficient funds available to purchase notes which are tendered for repurchase. A failure by us to repurchase tendered notes will constitute an event of default under the indenture.